Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Darryl Cater, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES PERFORMANCE RESULTS

FOR FIRST QUARTER 2006

Company Reports Strong Leasing and Acquisition Activity

OAK BROOK, Ill. (May 5, 2006) – Inland Real Estate Corporation (NYSE: IRC) today announced its financial results for the first quarter ended March 31, 2006.

Highlights

•

For the three months ended March 31, 2006, funds from operations (“FFO”) was $22.2 million, a decrease of 7.5% compared to the three months ended March 31, 2005.  For the three months ended March 31, 2006, FFO per common share (basic and diluted) was $0.33, a decrease of 8.3% compared to the three months ended March 31, 2005.  Excluding a one-time $6.1 million lease termination fee earned in the three months ended March 31, 2005 (less $0.9 million in straight-lined rent write-off), FFO for the three months ended March 31, 2006 increased $3.4 million, or 18.0%, and $0.05, or 17.9%, on a per share basis (basic and diluted), compared to the three months ended March 31, 2005.

•

For the three months ended March 31, 2006, net income was $9.9 million, a decrease of 30.0% compared to the three months ended March 31, 2005.  For the three months ended March 31, 2006, net income per common share (basic and diluted) was $0.15, a decrease of 28.6% compared to the three months ended March 31, 2005.  Excluding the one-time $6.1 million lease termination fee earned in the three months ended March 31, 2005, net income for the three months ended March 31, 2006 increased $1.0 million or 10.9% and earnings per share, basic and diluted, increased $0.02 or 15.4%.

•

As of March 31, 2006, the Company’s portfolio was 95.9% leased, compared to 95.2% leased as of March 31, 2005.

•

During the first quarter 2006, 69 new and renewal leases were executed for the rental of 332,000 aggregate square feet.  New lease activity resulted in a 33.4% increase over expiring rates.

•

The Company acquired five retail centers totaling more than one million square feet in aggregate leasable space for approximately $227 million.  These included Algonquin Commons, one of the Company’s largest acquisitions, and The Shoppes at Grayhawk, which extends the Company’s portfolio into the Omaha, Nebraska market.

Financial Results

The Company reported that FFO, a widely accepted measure of performance for real estate investment trusts (“REITs”), for the three months ended March 31, 2006 was $22.2 million, a decrease of 7.5% compared to $24.0 million for the three months ended March 31, 2005.  On a per share basis, FFO was $0.33 (basic and diluted) for the three months ended March 31, 2006, a decrease of 8.3% compared to $0.36 (basic and diluted) for the three months ended March 31, 2005.  Excluding a $6.1 million lease termination fee earned in the three months ended March 31, 2005 (less $0.9 million in straight-lined rent write-off), FFO for the three months ended March 31, 2006 increased $3.4 million, or 18.0%, and $0.05, or 17.9%, on a per share basis (basic and diluted), compared to the three months ended March 31, 2005.

The Company reported that net income was $9.9 million for the three-months ended March 31, 2006, a decrease of 30% compared to net income of $14.1 million for the three months ended March 31, 2005.  On a per share basis, net income was $0.15 per share (basic and diluted) for the three months ended March 31, 2006, a decrease of 28.6% compared to $0.21 per share (basic and diluted) for the three months ended March 31, 2005.  Excluding the $6.1 million lease termination fee earned in the three months ended March 31, 2005, net income for the three months ended March 31, 2006 increased $1.0 million or 10.9% and earnings per share, basic and diluted, increased $0.02 or 15.4%.  A reconciliation of FFO to net income and FFO per share to net income per share is provided at the end of this news release.

“We hit our mark this quarter in terms of solid core earnings and growth,” said Robert Parks, the Company’s President and Chief Executive Officer.  “Same-store net income increased over both fourth quarter 2005 and one year ago.  With nearly 96% of the portfolio leased, and new leases up 33.4% over expiring rates, leasing remains a strong suit.”

“We also acquired five premiere assets, including one of our largest acquisitions to date, Algonquin Commons, as well as flagship examples of the lifestyle and power retail concepts,” said Parks.  “With superbly located and tenanted properties, we have enriched our portfolio and extended our geographic reach.  And due to our joint venture activity, we see an opportunity to potentially exceed our acquisition target for the year.”

Portfolio Performance
Total revenues decreased 12.9% to $44.1 million for the three-months ended March 31, 2006 from $50.7 million for the three months ended March 31, 2005.  Total revenues decreased primarily because of the absence in the three months ended March 31, 2006 of a one-time lease termination fee received in the three months ended March 31, 2005.  The Company evaluates its overall portfolio by analyzing the operating performance of properties that have been owned and operated for the same three month period during each year.  A total of 125 of the Company’s investment properties satisfied this criterion during these periods and are referred to as “same store” properties.  Same store net operating income increased 2.4% (cash basis) to $29.1 million for the three months ended March 31, 2006 compared to $28.4 million for the three months ended March 31, 2005.  This increase is primarily the result of reduced operating expenses.  As of March 31, 2006, occupancy for the Company’s same store portfolio was 94.8% compared to occupancy of 95.0% as of March 31, 2005.

EBITDA decreased 3.0% to $33.9 million for the three months ended March 31, 2006, compared to $35.0 million for the three months ended March 31, 2005, primarily due to the one-time lease termination fee income earned in the three months ended March 31, 2005.

EBITDA is defined as earnings (or losses) from continuing operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation; and (4) amortization.  A table reconciling EBITDA to income from operations is provided at the end of this news release.  The Company uses EBITDA as a supplemental measure of its financial performance because it excludes expenses the Company believes may not be indicative of its operating performance.  By excluding interest expense, EBITDA measures the Company’s financial performance regardless of how it finances its operations and capital structure.  By excluding depreciation and amortization expense, the Company believes it can more accurately assess the performance of its portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain the Company’s properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net income and may be calculated differently by other REITs.

Balance Sheet, Market Value and Liquidity
EBITDA coverage of interest expense was 2.9 times for the three months ended March 31, 2006.  The Company has provided EBITDA and the related non-GAAP coverage ratios as supplemental disclosure because the Company believes such disclosure provides useful information regarding the Company’s ability to service and incur debt.

At March 31, 2006, the Company had an equity market capitalization of $1.1 billion and $0.9 billion of total debt outstanding for a total market capitalization of $2.0 billion and a debt-to-total market capitalization percentage of 44.3%.  The interest rate on approximately 73% of this debt was fixed at a weighted average interest rate of 5.39%.  At March 31, 2006, the Company had approximately $275 million available for future borrowings under its unsecured line of credit, which the Company uses for acquisitions, capital improvements, tenant improvements, leasing costs and working capital.

Leasing
The Company believes that leasing activity remains strong throughout its portfolio.  For the three months ended March 31, 2006, the Company executed 18 new and 51 renewal leases, aggregating approximately 332,000 square feet.  The 18 new leases comprise approximately 48,000 square feet with an average rental rate of $18.46 per square foot, a 33.4% increase over the average expiring rate.  The 51 renewal leases comprise approximately 284,000 square feet with an average rental rate of $12.07 per square foot, a 13.8% increase over the average expiring rate.  As of March 31, 2006, the Company’s portfolio was 95.9% leased compared to 95.2% leased as of March 31, 2005 and 96.1% leased as of December 31, 2005.

Acquisitions
In the first quarter 2006, the Company acquired five retail centers, four direct acquisitions and one with joint venture partner New York State Teachers Retirement System (“NYSTRS”), totaling approximately $227 million in aggregate purchase price, with aggregate leasable space of more than one million square feet.

Algonquin Commons was acquired with joint venture partner NYSTRS for $154 million.  Algonquin Commons is a 565,000 square foot lifestyle and power retail center located in Algonquin, Illinois, and one of the Company’s largest acquisitions to date.  The property is anchored by Circuit City, Office Max and Old Navy, and also includes national specialty retailers Ann Taylor, Pottery Barn, Williams Sonoma and others.

The Shoppes at Grayhawk was acquired for approximately $27.1 million, plus future contingent payments in aggregate maximum of approximately $0.4 million as currently vacant space is leased.  The Shoppes at Grayhawk is a 226,720 square foot community retail center located in Omaha, Nebraska.  The property is anchored by a 140,000 square foot Lowe’s Home Improvement, Michaels craft store and also includes Red Robin, Buffalo Wild Wings, Chipotle and other retailers.

Honey Creek Commons was acquired for approximately $23.8 million at closing, plus future contingent payments in aggregate maximum of approximately $2.9 million as currently vacant space is leased.  Honey Creek Commons is a 179,100 square foot power retail center located in Terre Haute, Indiana.  The property is anchored by a Kohl’s store and also includes Linens ‘N Things, TJ Maxx, Dress Barn, David’s Bridal, Panera Bread and other retailers.

Big Lake Town Square was acquired for approximately $10.0 million, plus future contingent payments in aggregate maximum of approximately $0.7 million as currently vacant space is leased.  Big Lake Town Square is a 67,835 square foot grocery-anchored retail center located in Big Lake, Minnesota.  The property is anchored by Coburn’s Grocery and includes Great Clips, Figaro Pizza, Caribou Coffee and other retailers.

Pick N Save Shopping Center was acquired for approximately $8.1 million.  Pick N Save Shopping Center is a 63,780 square foot single-tenant grocery store located in Waupaca, Wisconsin, approximately 100 miles northwest of Milwaukee.

Disposition
In the first quarter 2006, the Company sold one retail center, Crestwood Plaza in Crestwood, Illinois, for approximately $1.4 million.  Proceeds from the sale of the approximately 20,000 square foot property were used to acquire new investment properties.

Dividends
In February, March and April 2006, the Company paid monthly cash dividends of $0.08 per common share.

Guidance
The Company expects that its FFO per common share (basic and diluted) for fiscal year 2006 will be in the range of $1.35 to $1.39.  The anticipated increase in FFO per common share (basic and diluted) is derived from budgeted same store net operating income growth of 2% to 3% for the remainder of 2006, as well as additional acquisition activity within the joint venture, along with associated fees, and continued direct acquisitions.

Conference Call
The Company will host a management conference call to discuss its financial results at 11:00 a.m. CT (12:00 noon ET) on Friday, May 5, 2006.  The conference call can be accessed by dialing 866-543-6411, or 617-213-8900 for international callers.  The conference call passcode is 96037999.  The Company recommends that participants dial in at least ten minutes prior to the scheduled start of the call.  The conference call will also be available via live webcast on the Company’s website at http://www.inlandrealestate.com.  Hosting the conference call for the Company will be Robert Parks, President and Chief Executive Officer, Mark Zalatoris, Chief Operating Officer, Brett Brown, Chief Financial Officer and Scott Carr, President of Property Management.

The conference call will be recorded and available for replay beginning at 12:00 noon CT (1:00 p.m. ET) on May 5, 2006, and will be available until midnight on Friday, May 12, 2006.  Interested parties can access the replay of the conference call by dialing 888-286-8010, or 617-801-6888 for international callers.  The replay passcode is 58696787.

About Inland Real Estate Corporation
Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (“REIT”) that currently owns interests in 146 neighborhood, community, lifestyle and single-tenant retail centers located primarily in the midwestern United States, with aggregate leasable space of approximately 14 million square feet.  Additional information on Inland Real Estate Corporation, including a copy of the Company’s supplemental financial information for the three-months ended March 31, 2006, is available on its website at http://www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets
March 31, 2006 and December 31, 2005
(In thousands except per share data)

Assets

	March 31, 2006 (unaudited)	December 31, 2005 (audited)
Investment properties:
Land	$342,801	317,604
Construction in progress	-	821
Building and improvements	925,693	878,614

	1,268,494	1,197,039
Less accumulated depreciation	196,391	188,483

Net investment properties	1,072,103	1,008,556

Cash and cash equivalents	16,297	26,804
Investment in securities (net of an unrealized gain of $94 and $293 at March 31, 2006 and December 31, 2005, respectively)	19,068	19,133
Restricted cash	3,610	4,049
Accounts and rents receivable (net of provision for doubtful accounts of $2,533 and $2,798 at March 31, 2006 and December 31, 2005, respectively)	33,605	31,742
Mortgage receivable	11,640	11,406
Investment in and advances to unconsolidated joint ventures	66,020	52,889
Deposits and other assets	2,692	2,959
Acquired above market lease intangibles (net of accumulated amortization of $2,013 and $1,856 at March 31, 2006 and December 31, 2005, respectively)	3,815	3,831
Acquired in-place lease intangibles (net of accumulated amortization of $5,127 and $4,395 at March 31, 2006 and December 31, 2005, respectively)	25,698	19,942
Leasing fees (net of accumulated amortization of $1,509 and $1,387 at March 31, 2006 and December 31, 2004, respectively)	2,832	2,795
Loan fees (net of accumulated amortization of $3,070 and $2,735 at March 31, 2006 and December 31, 2005, respectively)	4,815	4,893

Total assets	$1,262,195	1,188,999

INLAND REAL ESTATE CORPORATION
Consolidated Balance Sheets (continued)
March 31, 2006 and December 31, 2005
(In thousands except per share data)

Liabilities and Stockholders' Equity

	March 31, 2006	December 31, 2005 (audited)
Liabilities:
Accounts payable and accrued expenses	$5,810	4,560
Acquired below market lease intangibles (net of accumulated amortization of $3,561 and $3,216 at March 31, 2006 and December 31, 2005 , respectively)	7,255	7,477
Accrued interest	2,833	2,426
Accrued real estate taxes	24,460	22,946
Dividends payable	5,542	5,401
Security and other deposits	2,427	2,423
Mortgages payable	620,795	602,817
Line of credit	125,000	65,000
Prepaid rents and unearned income	4,545	2,752
Other liabilities	12,866	12,631

Total liabilities	811,533	728,433

Minority interest	14,022	18,748

Stockholders' Equity:
Preferred stock, $0.01 par value, 6,000 Shares authorized; none issued and outstanding at March 31, 2006 and December 31, 2005	-	-
Common stock, $0.01 par value, 500,000 Shares authorized; 67,585 and 67,502 Shares issued and outstanding at March 31, 2006 and December 31, 2005, respectively	676	675
Additional paid-in capital (net of offering costs of $58,816)	651,158	649,797
Accumulated distributions in excess of net income	(215,288)	(208,947)
Accumulated other comprehensive income	94	293

Total stockholders' equity	436,640	441,818

Commitments and contingencies

Total liabilities and stockholders' equity	$1,262,195	1,188,999

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three months ended March 31, 2006 and 2005 (unaudited)
(In thousands except per share data)

	Three months ended March 31, 2006	Three months ended March 31, 2005
Revenues:
Rental income	$31,783	30,973
Tenant recoveries	12,232	13,361
Lease termination income	-	6,154
Other property income	113	169

Total revenues	44,128	50,657

Expenses:
Property operating expenses	5,170	7,964
Real estate tax expense	8,285	8,054
Bad debt expense	304	355
Depreciation and amortization	10,715	9,440
General and administrative expenses	2,111	2,073

Total expenses	26,585	27,886

Operating income	17,543	22,771

Other income	1,017	380
Fee income from unconsolidated joint venture	659	281
Gain on sale of investment properties	492	-
Interest expense	(10,333)	(10,183)
Minority interest	(391)	(254)
Equity in earnings of unconsolidated joint ventures	1,097	990

Income from continuing operations	10,084	13,985

Discontinued operations:
Income (loss) from discontinued operations (including loss on sale of investment property of $195 for the three months ended March 31,2006)	(208)	120

Net income available to common stockholders	9,876	14,105

Other comprehensive income:
Unrealized loss on investment securities	(199)	(240)

Comprehensive income	$9,677	13,865

INLAND REAL ESTATE CORPORATION
Consolidated Statements of Operations
For the three months ended March 31, 2006 and 2005 (unaudited)
(In thousands except per share data)

	Three months ended March 31, 2006	Three months ended March 31, 2005

Basic and diluted earnings available to common shares per common share:

Income from continuing operations	$0.15	0.21
Discontinued operations	-	-

Net income available to common stockholders per common share – basic and diluted	$0.15	0.21

Weighted average number of common shares outstanding – basic	67,489	67,065

Weighted average number of common shares outstanding – diluted	67,558	67,114

Non-GAAP Financial Measures

We consider Funds From Operations ("FFO") a widely accepted and appropriate measure of performance for a REIT that provides a supplemental measure of a REIT's operating performance because along with cash flows from operating, investing and financing activities, it provides a measure of a REIT's ability to incur and service debt and make capital expenditures and acquisitions.  Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts ("NAREIT"), an industry trade group, has promulgated a standard known as FFO, which it believes more accurately reflects the operating performance of a REIT such as ours.  As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnership and joint ventures in which the REIT holds an interest.  We have adopted the NAREIT definition for computing FFO.  Management uses the calculation of FFO for several reasons.  We use FFO in conjunction with our acquisition policy to determine investment capitalization strategy and we also use FFO to compare our performance to that of other REITs in our peer group.  Additionally, FFO is used in certain employment agreements to determine incentives received based on our performance.  The calculation of FFO may vary from entity to entity since capitalization and expense policies tend to vary from entity to entity.  Items that are capitalized do not impact FFO whereas items that are expensed reduce FFO.  Consequently, our presentation of FFO may not be comparable to other similarly titled measures presented by other REITs.  FFO does not represent cash flows from operations as defined by GAAP, it is not indicative of cash available to fund all cash flow needs and liquidity, including our ability to pay distributions and should not be considered as an alternative to net income, as determined in accordance with GAAP, for purposes of evaluating our operating performance.  The following table reflects our FFO for the periods presented, reconciled to net income available to common stockholders for these periods:

	Three months ended March 31, 2006	Three months ended March 31, 2005

Net income	$9,876	14,105
Gain on sale of investment properties	(61)	-
Gain on non-operating property	157	-
Equity in depreciation of unconsolidated ventures	1,770	705
Amortization on in-place lease intangibles	732	598
Amortization on leasing commissions	195	155
Depreciation, net of minority interest	9,533	8,449

Funds From Operations	$22,202	24,012

Net income available to common stockholders per common share – basic and diluted	$0.15	0.21

Funds From Operations, per common share – basic and diluted	$0.33	0.36

Weighted average number of common shares outstanding, basic	67,489	67,065

Weighted average number of common shares outstanding, diluted	67,558	67,114

`

EBITDA is defined as earnings (losses) from operations excluding: (1) interest expense; (2) income tax benefit or expenses; (3) depreciation and amortization.  We believe EBITDA is useful to us and to an investor as a supplemental measure in evaluating our financial performance because it excludes expenses that we believe may not be indicative of our operating performance.  By excluding interest expense, EBITDA measures our financial performance regardless of how we finance our operations and capital structure.  By excluding depreciation and amortization expense, we believe we can more accurately assess the performance of our portfolio.  Because EBITDA is calculated before recurring cash charges such as interest expense and taxes and is not adjusted for capital expenditures or other recurring cash requirements, it does not reflect the amount of capital needed to maintain our properties nor does it reflect trends in interest costs due to changes in interest rates or increases in borrowing.  EBITDA should be considered only as a supplement to net earnings and may be calculated differently by other equity REITs.

	Three months ended March 31, 2006	Three months ended March 31, 2005

Income From Continuing Operations	$10,084	13,985
Gain from operations	(257)	-
Income From Discontinued Operations	(13)	120
Interest Expense	10,145	10,183
Interest Expense Associated with Discontinued Operations	9	37
Interest Expense Associated with Unconsolidated Ventures	1,385	495
Depreciation and Amortization	10,496	9,439
Depreciation and Amortization Associated with Discontinued Operations	35	3
Depreciation and Amortization Associated with Unconsolidated Ventures	1,778	707

EBITDA	$33,662	34,969

Total Interest Expense	$11,539	10,715

EBITDA: Interest Expense Coverage Ratio	2.9 x	3.3 x